Exhibit 99.1

For Immediate Release
Company Contact:	Investor Relations Contact:
Grant Williams	Becky Herrick
Chief Financial Officer	Lippert/Heilshorn & Associates
(303) 444-0900 x 2185	(415) 433-3777
gwilliams@noof.com	bherrick@lhai.com

New Frontier Media Reports Fiscal 2009 Second Quarter Results

–       Second quarter 2009 net sales grew 8% compared to prior year quarter   –

–       Transactional TV segment delivered 19% quarterly VOD growth   –

–       International expansion initiatives providing additional opportunities   –

–      Generated strong cash flows from operations of $6 million in first half of fiscal 2009   –

BOULDER, COLORADO, November 5, 2008 — New Frontier Media, Inc. (Nasdaq: NOOF), a leading producer and distributor of branded television networks and on-demand programming, reported its results for the fiscal 2009 second quarter and six-month period ended September 30, 2008.

“Our strong balance sheet with cash and investments of $15 million and no debt continues to provide us with a solid foundation from which to execute growth initiatives for existing and new markets,” said Michael Weiner, chief executive officer of New Frontier Media. “New agreements in the Transactional TV segment increased our video-on-demand (VOD) content distribution by over one million network homes. We also added almost two million pay-per-view (PPV) network homes as we deepened an existing relationship with one of the largest multiple system operators (MSOs) in the country.  Internationally, we are building our Transactional TV presence in regions such as Latin America, Canada and Europe, as demonstrated by our execution of recent agreements that bring our international distribution to 8 million network homes.”

Mr. Weiner continued, “For the past few years we have been leveraging our expertise in our core business by broadening our content offerings. In the Film Production segment, we have begun production on the third season of a thirteen-episode series with a premium cable channel.  We are also negotiating a new producer-for-hire agreement and are optimistic we will begin production for that film in the fourth fiscal quarter.  These deals along with our recent entry into the mainstream DVD retail business should help drive long-term revenue growth for the Film Production segment.  With respect to our IPTV project, we expect to launch key marketing initiatives in the third quarter of fiscal 2009 that will play an important role in calculating additional investment in this space.  Looking ahead, we believe we have the resources in place to continue to be a leader in providing branded content to cable and satellite platforms and to expand our reach into promising new markets.”

Second Fiscal Quarter Financial Highlights: September 30, 2008 Compared to September 30, 2007

•                  Net sales grew to $13.4 million as compared to $12.4 million.

•                  Transactional TV segment revenue grew to $10.8 million, increasing by approximately $0.8 million primarily from improved VOD performance on several of the top 10 largest cable MSOs in the U.S.  The increase in revenue was partially offset by a $0.3 million decline from the termination of the C-Band services in the third quarter of fiscal year 2008.

•                  Film Production segment revenue grew to $2.2 million compared to $2.0 million, reflecting an increase in owned content revenue of approximately $0.3 million primarily from the delivery of seven titles from a thirteen episode series to a premium cable channel customer.  This increase was partially offset by a decline of $0.2 million in repped content revenue related to a softer global independent film market.

•                  Direct-to-Consumer segment revenue was $0.4 million for both periods.

•                  Cost of sales increased to $4.4 million from $3.5 million, primarily due to additional expenses associated with the set-top box initiative and an increase in the film cost amortization within the Film Production segment. The Transactional TV segment gross margin percentage of 73% was consistent with the same prior year period.

•                  Operating expenses increased to $6.8 million as compared to $5.7 million due to higher advertising and promotion costs within the Transactional TV segment, higher consultant advisory fees within the Corporate Administration segment, and from the set-top box initiative.

•                  Net income was $1.3 million, or $0.06 per diluted share, as compared to $2.1 million, or $0.09 per diluted share.

•                  Cash flow from operations grew to $1.5 million as compared to cash used in operations of $0.2 million. The prior year quarter results included $2.1 million of cash distributions related to a producer-for-hire production.

For the six months ended September 30, 2008, net sales grew to $26.4 million from $25.4 million in the same period last year.  Net income was $2.5 million or $0.11 per diluted share, compared to $3.6 million or $0.15 per diluted share in the same prior year period.  Cash flow from operations increased to $6.0 million from $0.9 million primarily due to a) the producer-for-hire cash disbursements, b) increased cash collections within the Transactional TV and Film Production segments, c) a decline in fiscal year 2008 bonuses paid during the first quarter of fiscal year 2009, and d) a decline in the use of cash for the Film Production segment content creation.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures as defined in Item 10 of Regulation S-K, including EBITDA and Adjusted EBITDA on a consolidated basis for the three and six month periods ended September 30, 2008 and 2007.  The Company believes these measures provide useful information to management and to investors; however, these non-GAAP measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.  A reconciliation of EBITDA and Adjusted EBITDA, as compared to the most directly comparable GAAP financial measure, net income, is presented in a reconciliation table that follows our presentation of Consolidated Operating Results below.  EBITDA is calculated as net income plus depreciation, amortization, and income taxes, less other income; and Adjusted EBITDA is calculated as EBITDA less cash paid for content.

Conference Call Information

New Frontier Media, Inc. will be conducting its conference call and web cast to discuss earnings today at 11 a.m. Eastern Time.  The participant phone number for the conference call is (800) 240-5318.  To participate in the web cast please log onto www.noof.com and click on “Investor Relations” and then “Webcasts & Events”.  A replay of the conference call will be available for seven days beginning after 1 p.m. Eastern Time on November 5, 2008 at (800) 405-2236, access code 11121990#.  The replay will also be archived for twelve months on the corporate web site at www.noof.com. This press release can be found on the company’s corporate web site, www.noof.com, under “Investor Relations/News Releases”.

Cautionary Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on current expectations, estimates and projections made by management. These forward-looking statements are covered by the safe harbor provisions for forward-looking statements. Words such as “anticipates”, “expects”, “intends”, “plans”, “believes’’, “seeks”, “estimates”, or variations of such words are intended to identify such forward-looking statements.  The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements.  All forward-looking statements made in this press release are made as of the date hereof, and the Company assumes no obligation to update the forward-looking statements included in this news release whether as a result of new information, future events, or otherwise. Please refer to the Company’s most recent Form 10-K and other filings with the Securities and Exchange Commission (“SEC”) for additional information regarding risks and uncertainties, including, but not limited to, the risk factors listed from time to time in such SEC reports.  Copies of these filings are available through the SEC’s electronic data gathering analysis and retrieval (EDGAR) system at www.sec.gov.

ABOUT NEW FRONTIER MEDIA, INC.

New Frontier Media, Inc. is a leading producer and distributor of branded television networks and on-demand programming. The Company delivers nine full-time transactional adult-themed pay-per-view networks to cable and satellite operators across the United States. These services reach over 179 million network homes. Additionally, the Company is a leading provider of content to video-on-demand platforms on cable and satellite. New Frontier Media is the exclusive distributor of Penthouse branded adult television in the U.S. The Company’s programming originates at New Frontier Media’s state of the art digital broadcast center in Boulder, Colorado. The Company owns thousands of hours of digital content and partners with more than 130 movie studios to bring together a variety of transactional adult entertainment available today.

New Frontier Media’s Film Production segment produces original motion pictures that are distributed in the U.S. on premium movie channels, such as Cinemax® and Showtime®, and internationally on similar services. The Film Production segment also develops and produces exciting original event programming that is widely distributed on satellite and cable pay-per-view. Through the Lightning Entertainment® Group label, this segment also represents the work of a full range of independent U.S. film producers in markets around of the globe.

For more information about New Frontier Media, Inc. contact Grant Williams, Chief Financial Officer, at (303) 444-0900, extension 2185, and please visit our web site at www.noof.com.

Consolidated Operating Results

(in thousands, except per share amounts)

	(Unaudited)		(Unaudited)
	Quarter Ended September 30,		Six Months Ended September 30,
	2008	2007	2008	2007

Net sales	$13,375	$12,430	$26,436	$25,370

Cost of sales	4,429	3,459	8,358	7,256

Gross margin	8,946	8,971	18,078	18,114

Operating expenses	6,800	5,719	13,946	12,723

Operating income	2,146	3,252	4,132	5,391

Other income	9	149	31	385

Income before provision for income taxes	2,155	3,401	4,163	5,776

Provision for income taxes	(860)	(1,256)	(1,689)	(2,134)

Net income	$1,295	$2,145	$2,474	$3,642

Basic income per share	$0.06	$0.09	$0.11	$0.15

Diluted income per share	$0.06	$0.09	$0.11	$0.15

Dividends declared per common share	$—	$0.13	$—	$0.25

Average outstanding shares of common stock	23,202	24,120	23,445	24,232

Common stock and common stock equivalents	23,216	24,225	23,474	24,424

EBITDA and Adjusted EBITDA

	(Unaudited)		(Unaudited)
	Quarter Ended September 30,		Six Months Ended September 30,
	2008	2007	2008	2007

Net Income	$1,295	$2,145	$2,474	$3,642

Adjustments:
Other income	(9)	(149)	(31)	(385)
Provision for income taxes	860	1,256	1,689	2,134
Depreciation and amortization	2,396	1,715	4,575	3,611
EBITDA	4,542	4,967	8,707	9,002
Cash paid for content(1)	(2,282)	(2,196)	(3,671)	(4,540)
Adjusted EBITDA	$2,260	$2,771	$5,036	$4,462

(1) Amount includes total cash paid for prepaid distribution rights and capitalized film costs.

Consolidated Balance Sheets

(in thousands)

	September 30, 2008	March 31, 2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$13,544	$18,325
Restricted cash	109	38
Marketable securities	1,474	930
Accounts receivable, net	11,193	13,873
Deferred tax asset	601	620
Prepaid and other assets	1,384	1,899
Total current assets	28,305	35,685
Equipment and furniture, net	6,096	4,861
Prepaid distribution rights, net	11,101	10,381
Recoupable costs and producer advances	3,883	2,448
Film costs, net	7,383	7,626
Goodwill	18,608	18,608
Other identifiable intangible assets, net	2,983	3,033
Other assets	1,040	1,019
Total assets	$79,399	$83,661

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$2,358	$2,937
Dividend payable	—	2,982
Taxes payable	1,944	760
Producers payable	957	1,012
Deferred revenue	1,257	984
Accrued compensation	1,448	1,817
Deferred producer liabilities	2,009	2,862
Accrued liabilities and other	3,068	2,257
Total current liabilities	13,041	15,611
Deferred tax liability	677	795
Taxes payable	216	216
Other long-term liabilities	771	1,002
Total liabilities	14,705	17,624

Commitments and contingencies

Shareholders’ equity:
Common stock	2	2
Additional paid-in capital	58,088	61,854
Retained earnings	6,665	4,191
Accumulated other comprehensive loss	(61)	(10)
Total shareholders’ equity	64,694	66,037
Total liabilities and shareholders’ equity	$79,399	$83,661

Consolidated Statements of Cash Flows

(In thousands)

	(Unaudited)
	Six Months Ended September 30,
	2008	2007
Cash flows from operating activities:
Net income	$2,474	$3,642
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,575	3,611
Tax benefit from option/warrant exercises	—	167
Share-based compensation	537	563
Deferred tax asset and liability, net	(99)	(508)
Charge for asset disposition and impairment	65	363
Changes in operating assets and liabilities
Accounts receivable	2,680	987
Accounts payable	(263)	195
Prepaid distribution rights	(2,504)	(2,388)
Capitalized film costs	(1,167)	(2,152)
Deferred costs	—	(2,106)
Deferred revenue	273	242
Producers payable	(55)	(411)
Taxes receivable and payable	1,184	275
Accrued compensation	(369)	(1,547)
Other assets and liabilities	(1,347)	(45)

Net cash provided by operating activities	5,984	888

Cash flows from investing activities:
Purchase of investments available-for-sale	(1,730)	(2,671)
Redemption of investments available-for-sale	1,184	7,532
Purchase of equipment and furniture	(2,222)	(1,160)
Purchase of intangible assets	(688)	—
Payment of related party note arising from business acquisition	(21)	(555)

Net cash (used in) provided by investing activities	(3,477)	3,146

Cash flows from financing activities:
Proceeds from exercise of stock options/warrants	—	512
Purchase of common stock	(4,303)	(3,618)
Payment of dividend	(2,982)	(6,042)
Excess tax benefit from option/warrant exercise	—	(26)

Net cash used in financing activities	(7,285)	(9,174)

Net decrease in cash and cash equivalents	(4,778)	(5,140)
Effect of exchange rate changes on cash and cash equivalents	(3)	—
Cash and cash equivalents, beginning of period	18,325	17,345

Cash and cash equivalents, end of period	$13,544	$12,205

Segment Summary Data (1)

(In millions)

	(Unaudited) Quarter Ended September 30,			(Unaudited) Six Months Ended September 30,
	2008	2007	% change	2008	2007	% change

Net sales
Transactional TV	$10.8	$10.0	8%	$21.3	$20.4	4%
Film Production	2.2	2.0	10%	4.2	4.1	2%
Direct-to-Consumer	0.4	0.4	0%	0.9	0.9	0%
Total net sales	13.4	12.4	8%	26.4	25.4	4%

Cost of sales
Transactional TV(2)	2.9	2.7	7%	5.5	5.5	0%
Film Production	1.0	0.5	#	1.9	1.3	46%
Direct-to-Consumer(2)	0.5	0.2	#	0.9	0.4	#
Total cost of sales	4.4	3.5	26%	8.4	7.3	15%

Operating expenses
Transactional TV	2.4	2.1	14%	4.8	4.6	4%
Film Production	1.1	1.0	10%	2.4	2.5	-4%
Direct-to-Consumer	0.5	0.2	#	1.1	0.4	#
Corporate Administration	2.7	2.4	13%	5.6	5.2	8%
Total operating expenses	6.8	5.7	19%	13.9	12.7	9%

Operating income (loss)
Transactional TV	5.5	5.1	8%	11.0	10.2	8%
Film Production	—	0.4	#	—	0.3	#
Direct-to-Consumer	(0.7)	0.1	#	(1.2)	0.1	#
Corporate Administration	(2.7)	(2.4)	-13%	(5.6)	(5.2)	-8%
Total operating income	$2.1	$3.3	-36%	$4.1	$5.4	-24%

(1) Amounts in this schedule may not sum due to rounding.

(2) The Company has reclassified certain prior year prepaid distribution rights amortization from the Transactional TV segment to the Direct-to-Consumer segment to conform with the current period presentation.

# Represents an increase or decrease in excess of 100%.

Supplemental Revenue Data (1)

(In millions)

	(Unaudited) Quarter Ended September 30,			(Unaudited) Six Months Ended September 30,
	2008	2007	% change	2008	2007	% change

Transactional TV(2)
VOD	$5.6	$4.7	19%	$10.8	$9.3	16%
PPV	5.0	4.9	2%	10.0	10.2	-2%
C-Band and other	0.2	0.4	-50%	0.4	0.9	-56%
Total	$10.8	$10.0	8%	$21.3	$20.4	4%

Film Production(3)
Owned content	$1.7	$1.4	21%	$3.4	$2.8	21%
Repped content	0.3	0.5	-40%	0.7	1.0	-30%
Other	0.1	0.1	0%	0.2	0.3	-33%
Total	$2.2	$2.0	10%	$4.2	$4.1	2%

Direct-to-Consumer
Net membership	$0.3	$0.3	0%	$0.7	$0.7	0%
Other	0.1	0.1	0%	0.1	0.2	-50%
Total	$0.4	$0.4	0%	$0.9	$0.9	0%

(1) Amounts in this schedule may not sum due to rounding.

(2) Prior year net revenue from advertising has been reclassified from PPV to C-Band and other revenue to conform with the current period presentation.

(3) Other revenue was previously classified within owned content revenue and has been reclassified to conform with the current period presentation.